Exhibit 99.1

   ASTORIA FINANCIAL CORPORATION ANNOUNCES 13% INCREASE IN FOURTH QUARTER EPS
      TO $0.71 (OPERATING EPS $0.85); FULL YEAR EPS INCREASES 20% TO $3.00
                              (OPERATING EPS $3.13)

            Quarterly Cash Dividend Increased 20% to $0.30 Per Share;
                          3-for-2 Stock Split Declared

    LAKE SUCCESS, N.Y., Jan. 20 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income increased to $50.5 million, or $0.71 diluted earnings per share ("EPS"), for the quarter ended December 31, 2004, up 5% and 13%, respectively, from $48.0 million, or $0.63 EPS, for the 2003 fourth quarter. For the twelve months ended December 31, 2004, net income increased to $219.5 million, or $3.00 EPS, up 12% and 20%, respectively, from $196.8 million, or $2.49 EPS for the comparable 2003 period. Included in the fourth quarter and full year 2004 results is an other-than-temporary impairment after-tax non-cash charge of $9.6 million, or $0.14 and $0.13 EPS, respectively, as reported in a press release dated January 14, 2005.

    Operating earnings, operating EPS and operating returns, representing net income and EPS determined in accordance with generally accepted accounting principles ("GAAP") excluding the effects of the after-tax non-cash charge noted above, provide a meaningful comparison for effectively evaluating Astoria's operating results. For a reconciliation of operating earnings and operating EPS to GAAP net income, EPS and related returns, please refer to the table on page 13.

    2004 Fourth Quarter Financial Highlights:
    * Operating EPS:  $0.85, up 35% from comparable period last year
    * Net interest income: $120.9 million, up 28% from comparable period last year
    * Net interest margin:  2.18%, up 25% from comparable period last year
    * Operating return on average assets: 1.04%, up 24% from comparable period last year
    * Operating return on average equity: 17.54%, up 29% from comparable period last year
    * Operating return on average tangible equity: 20.28%, up 30% from comparable period last year

    2004 Full Year Financial Highlights:
    * Operating EPS:  $3.13, up 26% from comparable period last year
    * Net interest income: $470.6 million, up 24% from comparable period last year
    * Net interest margin:  2.17%, up 22% from comparable period last year
    * Operating return on average assets: 1.01%, up 16% from comparable period last year
    * Operating return on average equity: 16.50%, up 24% from comparable period last year
    * Operating return on average tangible equity: 19.04%, up 26% from comparable period last year
    * Total deposits increased $1.1 billion, or 10%, to $12.3 billion at December 31, 2004
    * Total loans increased $576.3 million, or 5%, to $13.3 billion at December 31, 2004
    * Multifamily/Commercial Real Estate ("CRE") loan portfolio increased $393.1 million, or 13%, to $3.5 billion at December 31, 2004 and represents 27% of total loans
    * Non-performing assets to total assets remains at just 14 basis points

    Commenting on the fourth quarter and full year results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "The quarter and full year operating results announced today were marked by double-digit growth in operating earnings, operating earnings per share and related returns and were favorably impacted by strong deposit and loan growth."

    Board Increases Quarterly Cash Dividend 20%; Declares 3-for-2 Stock Split The Company also announced that the Board of Directors, at their January
19, 2005 meeting, declared a quarterly cash dividend of $0.30 per share, an increase of 20%, and declared a three-for-two stock split in the form of a 50% stock dividend. The cash dividend, representing the thirty-ninth consecutive quarterly cash dividend declared, will be paid on the total number of shares held before the stock split. Shareholders will receive three shares of Astoria Financial Corporation common stock for every two shares owned as of the close of business on the record date. The new shares will be distributed and the cash dividend is payable on March 1, 2005 to shareholders of record at the close of business on February 15, 2005. As a result of the stock split, the number of common shares outstanding will increase to approximately 110 million. Commenting on the Board's action, Mr. Engelke said, "The increase in the cash dividend is an indication of the Board's continued confidence in the fundamental strength of the Company and its future prospects. The stock split should also benefit shareholders by increasing liquidity and enhancing the marketability of our common stock."

    Tenth Stock Repurchase Program Continues
    During the 2004 fourth quarter, Astoria repurchased 1.5 million shares of its common stock at an average cost of $39.12 per share. For the twelve months ended December 31, 2004, 6.0 million shares were repurchased at an average cost of $37.23 per share. The tenth repurchase program, which commenced during the 2004 third quarter and authorizes the repurchase of eight million shares, has approximately 4.6 million shares remaining.

    Board Sets Annual Shareholders' Meeting Date
    The Board of Directors, at their January 19, 2005 meeting, established May 18, 2005 as the date for the Annual Meeting of Shareholders, with a voting record date of March 25, 2005.

    Balance Sheet Summary
    Total assets increased to $23.4 billion at December 31, 2004 from $22.8 billion at September 30, 2004 and $22.5 billion at December 31, 2003, primarily due to strong loan growth. For the quarter ended December 31, 2004, total loans increased $459.1 million, or 14% annualized, to $13.3 billion at December 31, 2004. Total loan originations and purchases were $1.2 billion for the 2004 fourth quarter compared to $1.5 billion for the 2003 fourth quarter. The volume decrease was the result of reduced mortgage loan refinance activity due to higher interest rates in 2004 as compared to 2003. Mortgage loan prepayments for the 2004 fourth quarter totaled $618.1 million compared to $894.1 million during the 2003 fourth quarter.

    During the 2004 fourth quarter, the 1-4 family mortgage loan portfolio increased $368.9 million, or 17% annualized, to $9.1 billion at December 31, 2004. Loan originations and purchases totaled $1.0 billion for both the 2004 and 2003 fourth quarters, of which over 70% each year consisted of 3/1 and 5/1 adjustable rate mortgage loans. 1-4 family loan prepayments for the 2004 fourth quarter totaled $503.7 million compared to $656.7 million in the year ago fourth quarter. Commenting on the 1-4 family loan growth, Mr. Engelke noted, "As anticipated, reduced prepayment activity and continued strong loan origination volume has enabled us to turn the corner with respect to increasing the 1-4 family loan portfolio. We expect the strong growth of this portfolio to continue in 2005."

    During the 2004 fourth quarter, the multifamily/CRE mortgage loan portfolio increased $58.7 million to $3.5 billion at December 31, 2004. Originations totaled $190.5 million for the 2004 fourth quarter compared to $444.9 million for the 2003 fourth quarter. The volume of multifamily/CRE originations declined in the 2004 fourth quarter as we maintained our pricing discipline in this very competitive market. Prepayments for the 2004 fourth quarter totaled $114.4 million compared to $237.4 million in the year ago fourth quarter.

    For the twelve months ended December 31, 2004, total loans increased $576.3 million and loan originations and purchases totaled $4.3 billion compared to $7.3 billion for the comparable 2003 period. The decrease in mortgage loan volume was due to reduced mortgage loan refinance activity due to higher interest rates in 2004 as compared to 2003. Mortgage loan prepayments for the twelve months ended December 31, 2004 totaled $3.0 billion compared to $5.2 billion for the comparable 2003 period.

    For the twelve months ended December 31, 2004, 1-4 family loans increased $83.7 million compared to a $238.3 million decrease in the portfolio for the twelve months ended December 31, 2003. Originations and purchases of 1-4 family loans for 2004 totaled $3.2 billion compared to $5.6 billion for the comparable 2003 period. 1-4 family mortgage loan prepayments for the twelve months ended December 31, 2004 totaled $2.4 billion compared to $4.4 billion for the comparable 2003 period.

    For the twelve months ended December 31, 2004, multifamily and CRE loans increased $393.1 million, or 13%, to $3.5 billion. Originations decreased $595.7 million to $1.1 billion compared to $1.7 billion for the 2003 twelve month period. Prepayments for the full year totaled $603.4 million compared to $832.0 million for 2003. The average loan-to-value ratio of the combined multifamily and CRE loan portfolios continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

    The Company's strong multifamily and CRE lending capabilities are reflected in the growth of these portfolios since 1999:

                                                                                                 Change
(Dollars in millions)     12/31/99   12/31/00   12/31/01   12/31/02   12/31/03   12/31/04   12/31/99-12/31/04
----------------------    --------   --------   --------   --------   --------   --------   ------------------
Multifamily/ CRE Loans    $  1,014   $  1,282   $  1,693   $  2,345   $  3,111   $  3,504           +246%
% of Total Loans                10%        11%        14%        20%        25%        27%          +170%

    At December 31, 2004, non-performing loans totaled $32.6 million, or 0.14% of total assets compared to $29.7 million, or 0.13% of total assets, at December 31, 2003. Net charge-offs for the quarter and year ended December 31, 2004 totaled just $45,000 and $363,000, respectively, or an annualized rate of less than one basis point of average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans at December 31, 2004 was 254%.

    Mortgage-backed securities ("MBS") totaled $8.5 billion, or 36% of total assets, at December 31, 2004, unchanged from the previous quarter and up $298.0 million from year-end 2003. Of the total at year-end 2004, $2.3 billion, equal to 10% of total assets, are categorized as available-for-sale.

    During the 2004 fourth quarter, deposits increased $153.4 million to $12.3 billion at December 31, 2004, primarily due to an increase in certificate of deposit ("CD") accounts. During the 2004 fourth quarter, $960.0 million of CDs with a weighted average rate of 3.17% and an average original term of 23 months matured and $1.1 billion of CDs were issued or repriced at a weighted average rate of 2.82% for an average term of 19 months. Checking accounts grew at an annualized rate of 12% in the 2004 fourth quarter to $1.6 billion from $1.5 billion at the end of the 2004 third quarter.

    For the twelve months ended December 31, 2004, deposits increased $1.1 billion, or 10%, primarily due to an increase in CD accounts. During the twelve month period, $3.9 billion of CDs, with a weighted average rate of 2.45% and an average original term of 16 months matured and $5.0 billion of CDs were issued or repriced at a weighted average rate of 2.66% for an average original term of 20 months.

    Our small business banking initiatives continue to produce solid growth in business deposits. These deposits, including savings, checking and money market accounts, totaled $277.3 million at December 31, 2004, an increase of $40.2 million, or 17%, from December 31, 2003.

    According to Mr. Engelke, "The strong growth in deposits reflects the continued success of a marketing campaign focusing on medium and long-term deposits that, in addition to contributing to the management of interest rate risk, continues to produce new customers from our communities, creating relationship development opportunities. For example, of the new customers and existing customers without checking accounts who opened the promotional CD accounts, approximately 23% also opened low-cost checking accounts, the linchpin for building long-term profitable customer relationships."

    Borrowings at December 31, 2004 totaled $9.5 billion, an increase of $549.9 million from the previous quarter-end and a decrease of $162.2 million from December 31, 2003. The increase in borrowings in the 2004 fourth quarter primarily funded mortgage loan growth that exceeded deposit growth and provided temporary liquidity to fund a dividend payment to Astoria from Astoria Federal. It is anticipated that borrowings will be reduced during the 2005 first quarter by anticipated deposit inflows and securities cash flow.

    Stockholders' equity was $1.4 billion, or 5.85% of total assets at December 31, 2004. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 5.99%, 5.99% and 12.44%, respectively, at December 31, 2004.

    Fourth Quarter and Full Year Earnings Summary
    Net interest income for the quarter ended December 31, 2004 increased 28% to $120.9 million from $94.6 million for the 2003 fourth quarter and, for the twelve months ended December 31, 2004, increased 24% to $470.6 million from $379.5 million for the comparable 2003 twelve month period.

    Astoria's net interest margin for the quarter ended December 31, 2004 was 2.18% compared to 2.25% on a linked quarter basis and 1.74% for the prior year fourth quarter. The 7 basis point linked quarter decrease was attributable to a slightly higher cost of funds and a slightly lower yield on earning assets due to, among other things, the flattening of the yield curve. The 44 basis point fourth quarter year over year increase in the net interest margin is primarily attributable to lower premium amortization expense. For the twelve months ended December 31, 2004, the net interest margin increased 39 basis points to 2.17% from 1.78% for the full year 2003. The increase is primarily due to a 72% decline in net premium amortization expense, or $81.0 million, to $32.0 million for 2004 from $113.0 million for 2003. Details are highlighted in the following chart:

              MBS and Mortgage Loan Net Premium Amortization Trends

                                                             Year Over Year         Linked Quarter
                                                           -------------------    ------------------
(Dollars in millions)       4Q03       3Q04       4Q04     $ Change   % Change    $ Change   % Change
----------------------    --------   --------   --------   --------   --------    --------   --------
MBS                       $   12.7   $    0.9   $    0.3   $  (12.4)       (98)%  $   (0.6)       (67)%
Mortgage Loans            $    6.7   $    4.8   $    5.0   $   (1.7)       (25)%  $    0.2          4%
  Total                   $   19.4   $    5.7   $    5.3   $  (14.1)       (73)%  $   (0.4)        (7)%

                        Twelve Months Ended December 31,

(Dollars in millions)       2003       2004     $ Change   % Change
----------------------    --------   --------   --------   --------
MBS                       $   70.9   $    8.1   $  (62.8)       (89)%
Mortgage Loans            $   42.1   $   23.9   $  (18.2)       (43)%
  Total                   $  113.0   $   32.0   $  (81.0)       (72)%

    Non-interest income for the quarter ended December 31, 2004 totaled $22.6 million, excluding the previously announced other-than-temporary impairment non-cash pre-tax charge of $16.5 million, compared to $28.2 million for the comparable 2003 period. For the year ended December 31, 2004, non-interest income totaled $96.6 million, excluding the previously announced other-than-temporary impairment non-cash pre-tax charge of $16.5 million, compared to $119.6 million for 2003. The decreases for the fourth quarter and full year were primarily due to lower other income and lower mortgage banking income, net, which is further described below. In the 2003 fourth quarter, other income included a $10.1 million gain on the sale of a joint venture. No net gain on sales of securities was recorded in the 2004 fourth quarter compared to a net loss of $7.3 million recorded in the 2003 fourth quarter. For the full year 2004 net gain on sales of securities totaled $4.7 million compared to $7.3 million in 2003.

    Mortgage banking income, net, which is included in non-interest income, decreased during the 2004 fourth quarter and full year as compared to the respective 2003 periods as detailed in the table below:

(Dollars in millions)            4Q04       4Q03       2004       2003
----------------------------   --------   --------   --------   --------
Loan servicing fees            $    1.4   $    1.7   $    5.8   $    7.9
Amortization of MSR*               (1.6)      (2.2)      (6.8)     (12.8)
MSR valuation adjustments           0.3        2.9        2.2        3.1
Net gain on sale of loans           0.7        1.9        3.5       12.1
Mortgage banking income, net   $    0.8   $    4.3   $    4.7   $   10.3

*Mortgage servicing rights

    General and administrative expense ("G&A") for the quarter and twelve months ended December 31, 2004 totaled $53.4 million and $225.0 million, respectively, compared to $50.7 million and $205.9 million in the comparable 2003 periods. The increases are due primarily to increased compensation and benefits expense; occupancy, equipment and systems expense, due to, among other things, systems enhancements over the past year; a $3.2 million arbitration award settlement in the 2004 third quarter; and increased goodwill litigation expense incurred in connection with the commencement of a goodwill lawsuit trial this week.

    Future Outlook
    Commenting on the outlook for 2005, Mr. Engelke stated, "The slope of the U.S. Treasury yield curve, which has flattened considerably in 2004 and is projected to continue to flatten during 2005, presents a challenge. Nevertheless, we should continue to experience solid core business growth. Deposit growth is expected to remain robust as we launch several new deposit products, specifically a short-term Liquid CD account and a new business money market account, to augment our very successful efforts in attracting medium term CD accounts. We will also continue to focus on building our checking account deposit base, which we view as the linchpin to building long-term, profitable customer relationships. With respect to mortgage lending, particularly 1-4 family lending, we are encouraged by the strength of the purchase mortgage market and the reduced level of loan prepayments, which should result in continued strong 1-4 family loan portfolio growth in 2005. We also anticipate solid growth in the multifamily/CRE loan portfolios in 2005. Notwithstanding core business growth, based on the projected further flattening of the yield curve, we expect to limit asset growth by reducing the securities and borrowing portfolios by approximately $1 billion each through normal cash flow in 2005. At the same time, we will continue to repurchase our stock, as we continue to view this activity as a very desirable use of capital."

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $23.4 billion is the fifth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.3 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-four states, primarily the East Coast, and through correspondent relationships in forty-four states.

    Earnings Conference Call January 20, 2005 at 3:30 p.m. (ET)
    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, January 20, 2005 at 3:30 p.m.
(ET). The toll-free dial-in number is (800) 406-5345.

    A replay will be available on January 20, 2005 from 7:00 p.m. (ET) through January 28, 2005, 11:59 p.m. (ET). The replay number is (888) 203-1112, passcode: 184370. The conference call will also be simultaneously webcast on the Company's website http://www.astoriafederal.com and archived for one year.

    Forward-Looking Statements
    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

                                                                    At              At
                                                                December 31,    December 31,
                                                                   2004            2003
                                                               -------------   -------------
ASSETS
Cash and due from banks                                        $     138,809   $     173,828
Federal funds sold and repurchase agreements                         267,578          65,926
Mortgage-backed securities available-
 for-sale                                                          2,280,187       2,498,315
Other securities available-for-sale                                  126,696         156,677
Mortgage-backed securities held-to-maturity
 (fair value of $6,265,283 and
 $5,761,666, respectively)                                         6,261,883       5,745,706
Other securities held-to-maturity
 (fair value of $41,477 and $47,451,
  respectively)                                                       41,053          47,021
Federal Home Loan Bank of New York stock,
 at cost                                                             163,700         213,450
Loans held-for-sale, net                                              23,802          23,023
Loans receivable:
  Mortgage loans, net                                             12,746,134      12,248,772
  Consumer and other loans, net                                      517,145         438,215
                                                                  13,263,279      12,686,987
  Allowance for loan losses                                          (82,758)        (83,121)
  Total loans receivable, net                                     13,180,521      12,603,866
Mortgage servicing rights, net                                        16,799          17,952
Accrued interest receivable                                           79,144          77,956
Premises and equipment, net                                          157,107         160,089
Goodwill                                                             185,151         185,151
Bank owned life insurance                                            374,719         370,310
Other assets                                                         118,720         122,324

TOTAL ASSETS                                                   $  23,415,869   $  22,461,594

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                     $  12,323,257   $  11,186,594
  Reverse repurchase agreements                                    7,080,000       7,235,000
  Federal Home Loan Bank of New York
   advances                                                        1,934,000       1,924,000
  Other borrowings, net                                              455,835         473,037
  Mortgage escrow funds                                              122,088         108,635
  Accrued expenses and other liabilities                             130,925         137,797

TOTAL LIABILITIES                                                 22,046,105      21,065,063

Stockholders' equity:
  Preferred stock, $1.00 par value;
   5,000,000 shares authorized:
    Series A (1,225,000 shares authorized and
     - 0 - shares issued and outstanding)                                  -               -
    Series B (2,000,000 shares authorized and
     - 0 - shares issued and outstanding)                                  -               -
  Common stock, $.01 par value; (200,000,000
   shares authorized; 110,996,592 shares
   issued; and 73,536,446 and 78,670,254
   shares outstanding, respectively)                                   1,110           1,110
  Additional paid-in capital                                         811,777         798,583
  Retained earnings                                                1,624,126       1,481,546
  Treasury stock (37,460,146 and 32,326,338
   shares, at cost, respectively)                                 (1,013,726)       (811,993)
  Accumulated other comprehensive loss                               (28,592)        (46,489)
  Unallocated common stock held by ESOP
   (4,536,441 and 4,760,054 shares,
   respectively)                                                     (24,931)        (26,226)

TOTAL STOCKHOLDERS' EQUITY                                         1,369,764       1,396,531

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $  23,415,869   $  22,461,594

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

                                           For the Three Months           For the Twelve Months
                                            Ended December 31,             Ended December 31,
                                      -----------------------------   -----------------------------
                                          2004            2003            2004            2003
                                      -------------   -------------   -------------   -------------
Interest income:
  Mortgage loans:
    One-to-four family                $     107,375   $     111,409   $     428,229   $     466,544
    Multi-family,
     commercial real
     estate and
     construction                            55,821          54,701         220,703         203,785
  Consumer and other
   loans                                      6,239           4,779          21,312          19,247
  Mortgage-backed
   securities                                94,153          83,685         358,583         337,222
  Other securities                            4,137           3,561          15,934          28,955
  Federal funds sold
   and repurchase
   agreements                                   439             102           1,140           1,538
Total interest income                       268,164         258,237       1,045,901       1,057,291
Interest expense:
  Deposits                                   64,181          54,645         237,429         225,251
  Borrowed funds                             83,104         108,945         337,906         452,502
Total interest expense                      147,285         163,590         575,335         677,753

Net interest income                         120,879          94,647         470,566         379,538
Provision for loan
 losses                                           -               -               -               -
Net interest income
 after provision for
 loan losses                                120,879          94,647         470,566         379,538
Non-interest income:
  Customer service fees                      14,905          14,163          58,524          59,841
  Other loan fees                             1,169           1,688           4,805           7,556
  Net (loss) gain on
   sales of securities                            -          (7,319)          4,651           7,346
  Other-than-temporary
   impairment write-
   down of securities                       (16,520)              -         (16,520)              -
  Mortgage banking
   income, net                                  811           4,277           4,715          10,291
  Income from bank
   owned life insurance                       4,248           4,801          17,134          19,978
  Other                                       1,430          10,633           6,775          14,549
Total non-interest income                     6,043          28,243          80,084         119,561
Non-interest expense:
  General and
   administrative:
   Compensation and
   benefits                                  27,138          26,770         118,684         110,349
    Occupancy, equipment
     and systems                             16,158          15,024          64,592          59,892
    Federal deposit
     insurance premiums                         446             456           1,775           1,896
    Advertising                               1,521           1,090           6,583           5,833
    Other                                     8,177           7,323          33,377          27,907
Total non-interest
 expense                                     53,440          50,663         225,011         205,877

Income before income
 tax expense                                 73,482          72,227         325,639         293,222
Income tax expense                           22,966          24,268         106,102          96,376

Net income                                   50,516          47,959         219,537         196,846

Preferred dividends
 declared                                         -               -               -          (4,500)

Net income available to
 common shareholders                  $      50,516   $      47,959   $     219,537   $     192,346

Basic earnings per
 common share                         $        0.73   $        0.65   $        3.05   $        2.52

Diluted earnings per
 common share                         $        0.71   $        0.63   $        3.00   $        2.49

Basic weighted
 average common
 shares                                  69,596,676      74,316,446      71,953,939      76,383,304
Diluted weighted
 average common and
 common equivalent
 shares                                  70,895,232      75,637,477      73,204,570      77,294,705

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                             At or For the                   At or For the
                                           Three Months Ended              Twelve Months Ended
                                              December 31,                      December 31,
                                    -------------------------------   -------------------------------
                                         2004             2003             2004             2003
                                    --------------   --------------   --------------   --------------
                                              (Annualized)
Selected Returns and
 Financial Ratios
  Return on average
   stockholders'
   equity                                    14.75%           13.58%           15.81%           13.26%
  Return on average
   tangible stockholders'
   equity (1)                                17.05            15.63            18.25            15.15
  Return on average assets                    0.87             0.84             0.97             0.87
  General and
   administrative expense
   to average assets                          0.92             0.89             0.99             0.91
  Efficiency ratio (2)                       42.10            41.23            40.86            41.25
  Net interest rate
   spread (3)                                 2.09             1.65             2.09             1.72
  Net interest margin (4)                     2.18             1.74             2.17             1.78

Selected Operating Returns
 and Financial Ratios (5)
  Operating return on
   average stockholders'
   equity                                    17.54%           13.58%           16.50%           13.26%
  Operating return on
   average tangible
   stockholders'
   equity (1)                                20.28            15.63            19.04            15.15
  Operating return on
   average assets                             1.04             0.84             1.01             0.87
  Operating efficiency
   ratio (2)                                 37.26            41.23            39.67            41.25

Asset Quality Data
 (dollars in thousands)
  Non-performing loans/
   total loans                                                                  0.25%            0.23%
  Non-performing loans/
   total assets                                                                 0.14             0.13
  Non-performing assets/
   total assets                                                                 0.14             0.14
  Allowance for loan
   losses/non-performing
   loans                                                                      254.02           280.10
  Allowance for loan
   losses/non-accrual
   loans                                                                      258.57           285.51
  Allowance for loan
   losses/total loans                                                           0.62             0.66
  Net charge-offs to
   average loans
   outstanding                                0.00%            0.00%            0.00             0.00

  Non-performing assets                                               $       33,499   $       31,311
  Non-performing loans                                                        32,579           29,676
  Loans 90 days past
   maturity but still
   accruing interest                                                             573              563
  Non-accrual loans                                                           32,006           29,113
  Net charge-offs                   $           45   $           84              363              425

Capital Ratios
 (Astoria Federal)
  Tangible                                                                      5.99%            7.37%
  Core                                                                          5.99             7.37
  Risk-based                                                                   12.44            15.39

Other Data
  Cash dividends paid
   per common share                 $         0.25   $         0.22   $         1.00   $         0.86
  Dividend payout ratio                      35.21%           34.92%           33.33%           34.54%
  Book value per common
   share (6)                                                          $        19.85   $        18.89
  Tangible book value
   per common share (7)                                                        17.17            16.39
  Average equity/average
   assets                                     5.90%            6.19%            6.12%            6.54%
  Mortgage loans serviced
   for others
   (in thousands)                                                     $    1,670,062   $    1,895,102
  Full time equivalent
   employees                                                                   1,862            1,971

(1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.

(2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average interest-earning assets.

(5) Operating returns and financial ratios exclude the other-than-temporary impairment write-down of securities charge of $9.6 million, after tax.

(6) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.

(7) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS

(Dollars in Thousands)

                                                           For the Three Months Ended December 31,
                                 ----------------------------------------------------------------------------------------
                                                   2004                                           2003
                                 ------------------------------------------    ------------------------------------------
                                                                 Average                                       Average
                                                                  Yield/                                        Yield/
                                   Average                        Cost            Average                       Cost
                                   Balance       Interest      (Annualized)       Balance        Interest    (Annualized)
                                 ------------   -----------    ------------    ------------    -----------   ------------
Assets:

Interest-earning assets:
  Mortgage loans (1):
    One-to-four family           $  8,957,442   $   107,375            4.79%   $  8,977,731    $   111,409           4.96%
    Multi-family,
     commercial real estate
     and construction               3,580,890        55,821            6.24       3,123,763         54,701           7.00
    Consumer and
     other loans (1)                  508,215         6,239            4.91         429,105          4,779           4.45
    Total loans                    13,046,547       169,435            5.19      12,530,599        170,889           5.46
    Mortgage-backed
     securities (2)                 8,690,529        94,153            4.33       8,692,026         83,685           3.85
    Other securities (2) (3)          360,828         4,137            4.59         467,850          3,561           3.04
    Federal funds sold and
     repurchase agreements             92,470           439            1.90          42,225            102           0.97
Total interest-earning assets      22,190,374       268,164            4.83      21,732,700        258,237           4.75
Goodwill                              185,151       185,151
Other non-interest-
 earning assets                       834,793                                       921,476
Total assets                     $ 23,210,318                                  $ 22,839,327

Liabilities and
 stockholders' equity:
  Interest-bearing
   liabilities:
    Savings                      $  2,938,663         2,970            0.40    $  2,937,759          2,955           0.40
    Money market                      990,967         1,788            0.72       1,264,709          1,736           0.55
    NOW and demand deposit          1,569,387           237            0.06       1,471,362            222           0.06
    Certificates of deposit         6,724,096        59,186            3.52       5,510,619         49,732           3.61
    Total deposits                 12,223,113        64,181            2.10      11,184,449         54,645           1.95
    Borrowed funds                  9,281,827        83,104            3.58       9,935,202        108,945           4.39
  Total interest-bearing
   liabilities                     21,504,940       147,285            2.74      21,119,651        163,590           3.10
  Non-interest-bearing
   liabilities                        335,102                                       306,936
Total liabilities                  21,840,042                                    21,426,587
Stockholders' equity                1,370,276                                     1,412,740
Total liabilities and
 stockholders' equity            $ 23,210,318                                  $ 22,839,327

Net interest income/net
 interest rate spread                           $   120,879            2.09%                   $    94,647           1.65%
Net interest-earning assets/
 net interest margin             $    685,434                          2.18%   $    613,049                          1.74%
Ratio of interest-
 earning assets to
 interest-bearing liabilities            1.03x                                         1.03x

(1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.

(2) Securities available-for-sale are reported at average amortized cost.

(3) Other securities include Federal Home Loan Bank of New York stock.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS

(Dollars in Thousands)

                                                             For the Twelve Months Ended December 31,
                                 ------------------------------------------------------------------------------------------------
                                                    2004                                                2003
                                 ----------------------------------------------    ----------------------------------------------
                                                                     Average                                           Average
                                    Average                          Yield/           Average                          Yield/
                                    Balance        Interest           Cost            Balance          Interest         Cost
                                 -------------   -------------    -------------    -------------    -------------    ------------
Assets:

Interest-earning assets:
  Mortgage loans (1):
    One-to-four family           $   8,894,219   $     428,229             4.81%   $   8,990,636    $     466,544            5.19%
    Multi-family, commercial
     real estate and
     construction                    3,419,369         220,703             6.45        2,757,481          203,785            7.39
    Consumer and
     other loans (1)                   478,195          21,312             4.46          410,095           19,247            4.69
    Total loans                     12,791,783         670,244             5.24       12,158,212          689,576            5.67
    Mortgage-backed
     securities (2)                  8,395,987         358,583             4.27        8,491,108          337,222            3.97
    Other securities (2) (3)           384,033          15,934             4.15          529,592           28,955            5.47
    Federal funds sold and
     repurchase agreements              86,625           1,140             1.32          136,272            1,538            1.13
Total interest-earning assets       21,658,428       1,045,901             4.83       21,315,184        1,057,291            4.96
Goodwill                               185,151                                           185,151
Other non-interest-
 earning assets                        848,106                                         1,176,908
Total assets                     $  22,691,685                                     $  22,677,243

Liabilities and
 stockholders'
 equity:
  Interest-bearing
   liabilities:
    Savings                      $   2,973,054          11,920             0.40    $   2,907,541           13,198            0.45
    Money market                     1,088,915           6,379             0.59        1,403,363            9,934            0.71
    NOW and demand deposit           1,534,822             921             0.06        1,469,805            1,526            0.10
    Certificates of deposit          6,211,014         218,209             3.51        5,419,725          200,593            3.70
    Total deposits                  11,807,805         237,429             2.01       11,200,434          225,251            2.01
    Borrowed funds                   9,184,928         337,906             3.68        9,690,325          452,502            4.67
  Total interest-bearing
   liabilities                      20,992,733         575,335             2.74       20,890,759          677,753            3.24
  Non-interest-bearing
   liabilities                         310,662                                           302,391
Total liabilities                   21,303,395                                        21,193,150
Stockholders' equity                 1,388,290                                         1,484,093
Total liabilities and
 stockholders' equity            $  22,691,685                                     $  22,677,243

Net interest income/net
 interest rate spread                            $     470,566             2.09%                    $     379,538            1.72%
Net interest- earning assets
 /net interest margin            $     665,695                             2.17%   $     424,425                             1.78%
Ratio of interest-
 earning assets to
 interest-bearing liabilities             1.03x                                             1.02x

(1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.

(2) Securities available-for-sale are reported at average amortized cost.

(3) Other securities include Federal Home Loan Bank of New York stock.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Operating Earnings

                             For the Three Months Ended                For the Twelve Months Ended
                                  December 31, 2004                         December 31, 2004
                       ---------------------------------------   ---------------------------------------
                          GAAP       Adjustments    Operating       GAAP       Adjustments    Operating
                       -----------   -----------   -----------   -----------   -----------   -----------
Net interest
 income after
 provision
 for loan
 losses                $   120,879   $         -   $   120,879   $   470,566   $         -   $   470,566
Non-interest
 income                      6,043        16,520        22,563        80,084        16,520        96,604
Non-interest
 expense                    53,440             -        53,440       225,011             -       225,011
Income before
 income tax
 expense                    73,482        16,520        90,002       325,639        16,520       342,159
Income tax
 expense                    22,966         6,945        29,911       106,102         6,945       113,047
Net income             $    50,516   $     9,575   $    60,091   $   219,537   $     9,575   $   229,112
Basic earnings
 per common
 share                 $      0.73   $      0.14   $      0.86   $      3.05   $      0.13   $      3.18
Diluted earnings
 per common
 share                 $      0.71   $      0.14   $      0.85   $      3.00   $      0.13   $      3.13

The above adjustments relate to the $16.5 million other-than-temporary impairment write-down of $120.0 million of Freddie Mac preferred stock and the related tax effects.

SOURCE  Astoria Financial Corporation
    -0-                             01/20/2005
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com /
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
    /Web site:  http://ir.astoriafederal.com
                http://www.astoriafederal.com /
-